Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction
Capitol Intermediate Holdings, LLC	Delaware
Capitol Investment Merger Sub 2, LLC	Delaware
NESCO Holdings II, Inc.	Delaware
NESCO, LLC	Indiana
NESCO Finance Corporation	Delaware
NESCO International, LLC	Delaware
NESCO Investments, LLC	Delaware
NESCO El Alquiler S. de R.L. de C.V.	Mexico
CTOS Blocker GP I L.L.C.	Delaware
CTOS Blocker GP II L.L.C.	Delaware
CTOS Blocker I, L.P.	Delaware
CTOS Blocker II, L.P.	Delaware
Custom Truck One Source, L.P.	Delaware
CTOS, LLC	Delaware
Load King Parts, LLC	Missouri
Utility Fleet Sales, Ltd.	Texas
Utility Fleet Transport, LLC	Delaware
CTEC Holding Co., LLC	Missouri
CTOS CANADA, LTD.	Canada
Custom Truck One Source Forestry Equipment, LLC	Delaware
Load King, LLC	Michigan
CTOS California, LLC	California
Custom Truck & Equipment, LLC	Missouri
CTE Properties, LLC	Missouri
Custom Fabrication & Equipment, LLC	Missouri
CTOS Rentals, LLC	Delaware
CTE, LLC	Wisconsin
CTEC, LLC	Missouri
North American Equipment Upfitters, LLC	New Hampshire
North American Equipment Road Service, LLC	New Hampshire
Equipment Repair Solutions, LLC	Florida
Custom Crane Rental, LLC	Missouri
Custom Equipment Rental, LLC	Missouri
UCO Equipment, LLC	Arkansas
TNT Equipment Sales & Rentals, LLC	New Jersey
Utility Fleet Rental, LLC	Texas
2408114 Ontario Inc. dba Heavy Equipment Repairs	Ontario, Canada
1104816 Ontario Limited dba HiRail Leasing	Ontario, Canada
707484 Ontario Limited dba Northshore Rail Contracting	Ontario, Canada